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                                                                    EXHIBIT 99.1

GUILFORD PHARMACEUTICALS ACQUIRES U.S. RIGHTS TO AGGRASTAT(R)FROM MERCK & CO., INC.

BALTIMORE, Oct. 29 /PRNewswire-FirstCall/ -- Guilford Pharmaceuticals Inc. (Nasdaq: GLFD) today announced that the Company acquired from Merck & Co., Inc. the rights to AGGRASTAT(R) Injection (tirofiban hydrochloride) in the United States and its territories (Puerto Rico, Virgin Islands, and Guam) for all platelet-mediated cardiovascular diseases, including coronary artery, cerebrovascular and peripheral vascular diseases. Launched in the United States in 1998, AGGRASTAT(R) is currently available in 82 countries worldwide and will continue to be marketed by Merck in all countries outside the United States and its territories.


AGGRASTAT(R), a glycoprotein GP IIb/IIIa receptor antagonist, is used for the treatment of acute coronary syndrome (ACS) including unstable angina, which is characterized by chest pain when one is at rest, and non-Q-wave myocardial infarction (MI). In these patients, AGGRASTAT(R) reduces the risk of heart attacks by 47 percent within the first seven days and 30 percent within the first month. AGGRASTAT(R) may also be used to treat these patients prior to undergoing angioplasty, a procedure to open the blockages in the arteries supplying blood to the heart muscle.


Guilford purchased the U.S. rights to AGGRASTAT(R) for $84 million and has agreed to make certain royalty payments to Merck based on net sales until December 2012. Guilford and Merck have entered into an exclusive supply agreement in which Merck will continue to manufacture and supply the Active Pharmaceutical Ingredient (API) to Guilford through 2014. Additionally, Guilford and Merck have formed a committee to align and leverage the commercial and clinical efforts for AGGRASTAT(R) worldwide. As part of the agreement, Guilford haS also agreed to make commercially reasonable efforts to expand the label for AGGRASTAT(R) in the United States through the pursuit of a percutaneous coronary intervention (PCI) indication.


Craig R. Smith, M.D., Chairman, President and Chief Executive Officer of Guilford, remarked, "The acquisition of AGGRASTAT(R) advances our major goal of accelerating Guilford's transition to profitability. It also satisfies a critical element of Guilford's ongoing strategy to expand our hospital-based commercial portfolio and increase top line revenues. With the purchase of AGGRASTAT(R), Guilford gains an established hospital product with extensive clinical data and the potential for market and product growth. We believe through an active and focused marketing effort we can increase sales of the product in this market and build market share for AGGRASTAT(R)."


Dr. Smith continued, "To re-launch AGGRASTAT(R), we will be doubling the size of our sales force over the next several months with plans to add additional representatives between 2004 and 2006. This increase in commercial resources will also enhance promotional activities for our marketed product, GLIADEL(R) Wafer (polifeprosan 20 with carmustine implant), as well as help establish an infrastructure for the future launch of AQUAVAN(R) Injection, pending successful completion of clinical trials and regulatory review."


Howard C. Herrmann, M.D., Professor of Medicine and Director, Interventional Cardiology and Cardiac Catheterization Laboratories at the University of Pennsylvania Medical Center, stated, "Clinical results from the PRISM-PLUS trial, which looked at the high-risk ACS population, demonstrated that tirofiban, in combination with heparin, reduced the incidence of death and myocardial infarction at 48 hours (66% reduction), 7 days (43% reduction) and 30 days (30% reduction). In addition, the TACTICS-TIMI 18 trial showed the benefit of using tirofiban combined with an aggressive interventional approach when compared to a more conservative interventional approach in ACS patients. These two studies taken together clearly show the benefit tirofiban can provide ACS patients, whether the patient is medically managed or undergoes percutaneous coronary intervention."


Dr. Herrmann continued, "I have personally been involved in the clinical plan for AGGRASTAT(R) for the past teN years and am looking forward to participating in Guilford's clinical development activities for AGGRASTAT(R)."


To finance the acquisition, Guilford entered into a financing arrangement with Paul Capital Partners. Paul Capital Partners, through Paul Royalty Fund, L.P. and Paul Royalty Fund II, L.P. (the "Paul Royalty Funds") manages more than $950 million of committed capital focused on the healthcare market. Under the arrangement, the Paul Royalty Funds is providing $42 million to be applied to the acquisition purchase

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price, and will receive a participation in future revenues from certain products in Guilford's product portfolio (currently AGGRASTAT(R) Injection and GLIADEL(R) Wafer) and five year warrants to purchase 300,000 shares of Guilford comMon stock at an exercise price of $9.15.

UBS Investment Bank acted as financial advisor for Guilford in connection with the transaction.

Conference Call

Guilford has scheduled a conference call to discuss the acquisition on Wednesday, October 29, 2003 at 11:00 a.m., EST. To participate in the call, U.S. residents may dial 1-888-425-2604. Participants outside the U.S. should dial 1-706-679-8253.

An audio webcast of the conference call will be broadcast live on the Company's website at www.guilfordpharm.com, under the Investor Relations section. An audio replay of the conference call will be available for 48 hours beginning at approximately 2:00 p.m., EST and running until October 31st at approximately 2:00 p.m. EST. To access the reply, U.S. residents may dial 1-800-642-1687; non-U.S. residents may dial 1-706-645-9291 and reference conference identification number 3719197.

Important Information About AGGRASTAT(R)

AGGRASTAT(R) was approved by the Food and Drug Administration (FDA) on May 14, 1998.

AGGRASTAT(R), in combination with heparin, is indicated for the treatment of acute coronary syndrome, including patients who are to be medically managed and those undergoing percutaneous transluminal coronary angioplasty (PTCA) or atherectomy.

AGGRASTAT(R) is contraindicated in patients with known hypersensitivity to any component of the product; active internal bleeding or a history of bleeding diathesis within the previous 30 days; or a history of intracranial hemorrhage, intracranial neoplasm, arteriovenous malformation, or aneurysm. Other contraindications to AGGRASTAT(R) include: a history of thrombocytopenia following prior exposure to AGGRASTAT(R); history of stroke within 30 days or any history of hemorrhagic stroke; major surgical procedure or severe physical trauma within the previous month; or history, symptoms, or findings suggestive of aortic dissection. AGGRASTAT(R) is also contraindicated in patients with: severe hypertension (systolic blood pressure >180 mmHg and/or diastolic blood pressure >110 mmHg); concomitant use of another parenteral GP IIb/IIIa inhibitor; or acute pericarditis.

Bleeding is the most common complication encountered during therapy with AGGRASTAT(R). Administration of AGGRASTAT(R) is associated with an increase in bleeding events classified as both major and minor bleeding events, by criteria developed by the Thrombolysis in Myocardial Infarction Study group (TIMI). Most major bleeding associated with AGGRASTAT(R) occurs at the arterial access site for cardiac catherterization. Fatal bleedings have been reported. AGGRASTAT(R) should be used with caution in patients with platelet count <150,000/mm3, in patients with hemorrhagic retinopathy, and in chronic hemodialysis patients. Because AGGRASTAT(R) inhibits platelet aggregation, caution should be employed when it is used with other drugs that affect hemostasis. The safety of AGGRASTAT(R) when used in combination with thrombolytic agents has not been established. During therapy with AGGRASTAT(R), patients should be monitored for potential bleeding. When bleeding cannot be controlled with pressure, infusion of AGGRASTAT(R) and heparin should be discontinued.

About GP IIb/IIIa Antagonists

Platelets are blood cells that provide an early defense from the potential complications of vascular injury. When a blood vessel is damaged, platelets adhere to the site and promote blood clot formation. Clot formation prevents bleeding and recruits other cells to help heal the damage. While usually a beneficial process, this can be harmful when a clot forms on a ruptured lipid plaque within the coronary vasculature.

GP IIb/IIIa antagonists block the ability of platelets to aggregate, inhibiting clot formation and reducing the potential for cardiac ischemia. Over the last 8-10 years, several large-scale, placebo-controlled clinical trials have established the efficacy of intravenous GP IIb/IIIa inhibitors for patients with acute coronary syndrome who are medically managed or those undergoing a percutaneous coronary intervention (PCI).

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PCI is one of the most frequent medical procedures, with approximately 650,000 procedures performed each year in the United States. When patients undergo PCI, damage is done to the vessel wall. When this occurs, the goal is to prevent platelets from sticking to the site, aggregating and potentially blocking the artery.

About Guilford

Guilford Pharmaceuticals Inc. is a fully integrated pharmaceutical company engaged in the research, development and commercialization of products that target the hospital and neurology markets. Presently, Guilford markets one commercial product, GLIADEL(R) Wafer, for the treatment of brain cancer (please see www.gliadel.com for more information), and has a product pipeline, which includes a novel anesthetic, AQUAVAN(R) Injection, and drugs for treating Parkinson's disease and post-prostatectomy erectile dysfunction.

This press release contains forward-looking statements that involve risks and uncertainties, including those described in the section entitled "Risk Factors" contained in the Company's Current Report on Form 8-K filed with the SEC on June 11, 2003, that could cause the Company's actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. Among other things, there can be no assurance that Guilford will be successful in its sales and marketing efforts related to AGGRASTAT(R), or in its efforts to expand the labeled indication for AGGRASTAT(R).


CONTACT: Stacey Jurchison, Director, Corporate Communications,
Guilford Pharmaceuticals, (410) 631-5022;
jurchisons@guilfordpharm.com. www.guilfordpharm.com.